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                                                                       EXHIBIT 5

                                 PALMER & DODGE
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                            Facsimile: (617) 227-4420

                               September 14, 1995


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of shares of the Company's General Division Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance and delivery against payment therefor, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                            Very truly yours,



                                                            /s/ Palmer & Dodge